Contacts: Media Relations:	Patricia Kelly +1 (212) 733-3810 Patricia.Kelly@Pfizer.com
Investor Relations	Chuck Triano +1 (212) 733-3901 Charles.E.Triano@Pfizer.com

February 27, 2020

JAMES QUINCEY ELECTED TO PFIZER’S BOARD OF DIRECTORS
NEW YORK, February 27, 2020—Pfizer Inc. (NYSE: PFE) today announced the election of James Quincey to its Board of Directors, effective immediately. Mr. Quincey, age 55, was also appointed to the Compensation Committee and the Science and Technology Committee of Pfizer’s Board.
Mr. Quincey is Chairman and Chief Executive Officer (CEO) of The Coca-Cola Company. He has held the position of Chairman of the Board of The Coca-Cola Company since 2019 and CEO since 2017. Prior to becoming CEO, he served as President and Chief Operating Officer from August 2015 to 2017. Since Mr. Quincey joined The Coca-Cola Company in 1996, he has held a number of leadership roles around the world, including President of the Europe Group, President of the Mexico division and President of the South Latin division. Prior to joining Coca-Cola, he was a partner in strategy consulting at The Kalchas Group, a spinoff of Bain & Company and McKinsey.
Mr. Quincey serves as vice co-chair of The Consumer Goods Forum and is a founding member of the New York Stock Exchange Board Advisory Council.
Mr. Quincey received a B.A. in Electronic Engineering from the University of Liverpool.
“We are fortunate to have James Quincey join Pfizer’s Board of Directors,” stated Albert Bourla, Pfizer Chairman and Chief Executive Officer. “His expertise in international business leadership and operations, finance, innovation and technology will be an asset to our company and enable our shareholders to continue to benefit from a Board representing a balance of experience, competencies and perspectives.”

About Pfizer: Breakthroughs That Change Patients’ Lives
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.Pfizer.com. In addition, to learn more, please visit us on www.Pfizer.com and follow us on Twitter at @Pfizer and @Pfizer News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.

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